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                       Amendment and Restatement No. 3 to

        Certificate of Incorporation (as previously amended and restated)

                  Of American Business Financial Services, Inc.



         This is to certify that the Certificate of Incorporation of American Business Financial Services, Inc. (previously known as KINGSWAY ENTERPRIZES, INC.) originally filed with the Secretary of State of the State of Delaware on February 25, 1985 and as amended on April 25, 1985, July 8, 1985, March 11, 1986, and as amended and restated on February 12, 1993, and July 11, 1996, has been further amended and restated. The amendment and restatement herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and shall read in full as follows:

         FIRST: The name of the corporation is American Business Financial Services, Inc. (the "Corporation").

         SECOND: The address of the registered office in the State of Delaware is 103 Springer Building, 3411 Silverside Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Organization Services, Inc.

         THIRD: The purposes for which the Corporation was formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,000,000 shares, consisting of 3,000,000 shares of Preferred Stock, par value $.001 per share, as more fully described in Section A below (the "Preferred Stock"), and 9,000,000 shares of Common Stock, par value $.001 per share, as more fully described in Section B below (the "Common Stock").

         A. Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly vested with authority to fix by resolution the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions and (if any), of the Preferred Stock and each series thereof which my be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

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                  (1) The voting rights and powers (if any) of the Preferred
Stock and each series thereof;

                  (2) The rates and times at which, and the terms and conditions on which, dividends (if any) on the Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation;

                  (3) The rights (if any) of holders of the Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

                  (4) The redemption rights (if any) of the Corporation and of the holders of the Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, the Preferred Stock, and each series thereof, may be redeemed; and

                  (5) The rights and preferences (if any) of the holders of the Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         B. Common Stock. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

                  (1) Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

                  (2) Voting Rights. Each holder of Common Stock shall be entitled to one vote per share.

                  (3) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of the Preferred Stock of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock (except to the extent otherwise specifically provided in such Preferred Stock), to share ratably according to the number of shares of the Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

         C. Other Provisions. No holder of any of the shares of any class or series of stock or options, warrants or other rights to purchase shares of any class of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, films, corporations or associations, whether any such persons, firms, corporations or associations are holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

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         FIFTH: The board of Directors shall consist of not less than one (1)
nor more than fifteen (15) persons, the exact number to be fixed and determined from time to time by resolution of the Board of Directors.

         SIXTH: Prior to the first closing date for the public offering of the Common Stock which occurs on or after the date of this Certificate, the directors shall be elected for such term as is specified in the Bylaws of the Corporation in effect on the date of this Certificate, as such Bylaws are amended from time to time. On and after the first closing date for the public offering of the Common Stock which occurs on or after the date of this Certificate, the directors shall be divided into three (3) classes, known as Class 1, Class 2, and Class 3. The initial directors of Class 1 shall serve until the first (1st) annual meeting of stockholders. At the first (1st) annual meeting of stockholders, the directors of Class 1 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 2 shall serve until the second (2nd) annual meeting of stockholders. At the second (2nd) annual meeting of the shareholder, the directors of Class 2 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 3 shall serve until the third (3rd) annual meeting of stockholders. At the third (3rd) annual meeting of the stockholders, the directors of Class 3 shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier death, resignation, removal or disqualification. This Article Sixth, or any portion thereof, may be changed by a Bylaw amendment which is adopted by all of the then members of the Board of Directors.

         SEVENTH: Section 228 of the Delaware General Corporation Law shall not be applicable unless the resolution or other matter contained in the written consent or consents from stockholders has been previously approved by all of the then members of the Board of Directors.

         EIGHTH: The Corporation shall indemnify the directors and executive officers of the Corporation and hold them harmless to the fullest extent permitted by the provisions of the Delaware General Corporation Law. In the event that the Delaware General Corporation Law is amended, after the date of this Certificate, to authorize corporate action further eliminating or limiting the personal liability of directors and officers (whether an executive officer or not), then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

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                  The Corporation shall pay the expenses incurred by a director or executive officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Delaware General Corporation Law.

                  Any amendment or repeal of this Eighth Article by the stockholders of the Corporation shall not adversely affect any right or protection of the director of officer of the Corporation existing at the time of such amendment or repeal. Nothing contained herein shall prevent the corporation from supplementing the indemnification provisions contained herein by Bylaw provisions, contracts with directors or officers, insurance or otherwise.

         NINTH: To the fullest extent permitted by law as presently in effect or as hereafter amended from time to time, a director shall have no personal liability to the Corporation or stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article Ninth shall not adversely affect any right or protection of a director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation.

         ELEVENTH: The Corporation reserves the right at any time and from time to time to amend or repeal any provision contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

         TWELFTH: In the event that all, some or any part of any provision contained in this Amended and Restated Certificate of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of the Amended and Restated Certificate of Incorporation. If and to the extent that any provision contained in this Amended and Restated Certificate of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine.

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                  IN WITNESS WHEREOF, American Business Financial Services, Inc.
has caused this Certificate to be signed this 18th day of December, 2002.



ATTEST:                                     AMERICAN BUSINESS FINANCIAL
                                             SERVICES, INC.


/s/ Beverly Santilli                         /s/ Anthony J. Santilli
----------------------------                 --------------------------------
Beverly Santilli                             Anthony J. Santilli
Secretary                                    Chief Executive Officer









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